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                               SERVICES AGREEMENT

This Services Agreement ("Agreement") is made and entered into as of July 12, 2002, by and between Equitable Life Assurance Society ("Service Provider"), a New York corporation, on behalf of its Separate Account 206 ("Separate Account"), and Legg Mason Wood Walker, Incorporated, a Maryland corporation ("Legg Mason").

Legg Mason is the principal underwriter for the investment companies listed on Schedule A ("Funds"). The Funds are registered under the Investment Company Act of 1940, as amended ("1940 Act").

Service Provider will, on a continuing basis, provide administrative services and functions comprised of, but not limited to, recordkeeping, reporting and processing services for certain group annuity contracts issued by Service Provider to defined contribution plans and other employee benefit plans (hereinafter the annuity contracts being referred to as the "Plans") that meet the requirements of Section 401 of the Internal Revenue Code of 1986, as amended, which services include processing and transfer arrangements for the investment and reinvestment of Plan assets in funds specified by an investment adviser, sponsor or administrative committee of the Plan (a "Plan Representative"), generally upon the direction of Plan beneficiaries (the "Plan Participants").

Service Provider and Legg Mason desire to facilitate the purchase and redemption of shares of the Funds ("Shares") on behalf of the Plans and the Plan Participants through one or more omnibus accounts, which number shall be mutually agreed upon by the parties to this Agreement ("Parties"), in each Fund (each, an "Account"), subject to the terms and conditions of this Agreement.

Service Provider shall be the record-owner of the shares of the Funds.

In consideration of the promises and mutual agreements contained herein, the parties hereto agree as follows:

1. Performance of Services. Service Provider will provide, or arrange for the provision of, the following services (collectively, "Administrative Services"):
(a) establishing and maintaining omnibus accounts with Legg Mason or the transfer agent for the Funds ("Transfer Agent"), such procedure to be agreed to by Legg Mason and the Service Provider; (b) establishing and maintaining subaccounts and subaccount balances for each Plan and Plan Participant; (c) processing orders by Plans and Plan Participants to purchase, redeem and exchange Shares promptly and in accordance with the effective prospectus relating to such Shares; (d) transmitting to Legg Mason, or the Transfer Agent, on each Business Day (as defined below) a net subscription or net redemption order reflecting subscription, redemption and exchange orders received by it with respect to the Plans; (e) receiving and transmitting funds representing the purchase price or redemption proceeds relating to such orders; (f) mailing Fund prospectuses, Fund statements of additional information, periodic reports,

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transaction confirmations and subaccount information to Plans and Plan
Participants; (g) answering Plan inquiries about the Funds, the Plans' and Plan Participants' subaccount balances, and distribution options; and (h) providing such statistical and other information as may be reasonably requested by Legg Mason or the Funds, or which may be necessary for Legg Mason or the Funds to comply with applicable federal or state laws. Nothing in this Agreement shall limit Legg Mason's or Service Provider's right to engage one or more subcontractors or agents (each, a "Designee") to provide all or any portion of the Services. No such engagement shall relieve Legg Mason or service Provider of its duties, responsibilities, obligations, agreements or liabilities under this Agreement.

2. The Accounts. Legg Mason shall designate each Account with an account number. Account numbers shall be the means of identification when the Parties are transacting in the Accounts. The assets in the Accounts are assets of the Service Provider's Separate Account and are segregated from Service Provider's own assets. Legg Mason agrees to cause the Accounts to be kept open on each Funds' books regardless of a lack of activity or small position size except to the extent Service Provider takes specific action to close an Account or to the extent the Fund's prospectus reserves the right to close accounts which are inactive or of a small position size. In the latter two cases, Legg Mason shall give at least sixty (60) days prior written notice to Service Provider before closing an Account.

3. Receipt and Transmission of Orders. On each business day that the New York Stock Exchange and a Fund is open for business ("Business Day"), Service Provider shall aggregate and transmit to Legg Mason, or the Transfer Agent as the case may be, all purchase and redemption orders received by the Service Provider from the Plans and Plan Participants by 9:00 a.m., Eastern Time, on the next Business Day following the day on which Service Provider received the order ("Trade Date"). All trades communicated to Legg Mason by this deadline shall be treated by Legg Mason as if they were received by Legg Mason prior to the close of trading on the Trade Date.

4. Settlement.

(a) Purchases. Service Provider will wire, or arrange for the wire of, the purchase price of each purchase order to Legg Mason's custodial account so that either (A) such funds are received by Legg Mason's custodial account prior to 11:30 a.m., Eastern Time, on the next Business Day following the Trade Date, or
(B) Legg Mason is provided with a Federal Funds wire system reference number prior to such 11:30 a.m. deadline, evidencing the entry of the wire transfer of the purchase price to the applicable custodian into the Federal Funds wire system prior to such time.

(b) Redemptions. Legg Mason shall use its best efforts to cause to be transmitted, by wire transfer on the same Business Day that Legg Mason receives notice of the redemption order from the Service Provider, to such account as Service Provider shall direct in writing, the proceeds of all redemption orders placed by Service Provider by 11:30 a.m., Eastern Time, on the Business Day immediately following the Trade Date. Should Legg Mason need to extend the settlement on a trade, it shall not exceed 2 (two) days. For purposes of determining the length of settlement, Legg Mason agrees to treat Plan Participants who

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beneficially hold shares of the Funds through the Plans no less favorably than other shareholders of the Funds. Each wire transfer of redemption proceeds shall indicate, on the Federal Funds wire system, the amount attributable to each Account. If Legg Mason fails to comply with conditions regarding redemptions set forth immediately above, Legg Mason, shall indemnify and hold harmless Service Provider and its Separate Account from any liabilities, costs and damages either may suffer as a result of such failure.

(c) Agency. Legg Mason appoints the Service Provider as its agent for the limited purpose of accepting purchase and redemption instructions from the Plans and the Plan Participants.

5. Pricing Information. Legg Mason or its designee will furnish Service Provider on each Business Day between 5:45 and 6:30 p.m., Eastern Time, with net asset value information calculated as of the close of trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange or as such earlier times at which the Fund's net asset value is calculated as specified in such Fund's prospectus, In the event that Legg Mason does not supply the values by said time, Legg Mason shall provide additional time for the Service Provider to place orders for the purchase and redemption of shares. Also, the provisions of Section 6 will apply, as necessary.

6. Pricing Errors.

(a) If a price adjustment is required, as consistent with views expressed by the staff of the Securities and Exchange Commission regarding appropriate error correction standards, to correct any error in the computation of the net asset value of Fund shares ("Price Error"), Legg Mason shall notify Service Provider as soon as practicable after discovering the Price Error. Prompt notice shall be made via phone call, as well as facsimile or direct systems access, and shall state the incorrect price, the correct price and, to the extent communicated, to the Fund's other shareholders, the reason for the price change.

(b) If a Price Error causes an Account to receive less than the amount to which it otherwise would have been entitled, Legg Mason shall make all necessary adjustments so that the Account receives the amount to which it would have been entitled.

(c) In the event of either an underpayment or overpayment, Legg Mason shall reimburse Service Provider for any incurred costs for reprocessing values under the Plans, such as preparing and mailing revised statements to Participants, upon receipt from the Service Provider of an invoice or other statement documenting such costs and expenses. In addition, if, as a result of the Pricing Error, Service Provider has paid out to a Plan Participant or beneficiary an amount in excess of what that person should have received, or a Plan Participant has transferred to a different option under the Plan pursuant to the incorrect values, Legg Mason shall reimburse the Service Provider for the excess amount upon receipt from the Service Provider of an invoice or other statement documenting such excess payments.

7. Reports and Proxies. Legg Mason will provide Service Provider, at Legg Mason's expense, with the number of prospectuses, as well as supplements and amendments thereof; proxy statements; periodic shareholder reports; and such other information with respect to the

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Funds as Service Provider may reasonably request. Legg Mason will bear the expense of all printing and shipping of these materials to the Plans and Plan Participants, as well as the cost associated with any proxy voting. Legg Mason will notify Service Provider regarding planned shareholder meetings and proxy votes no later than one-hundred twenty (120) days prior to such events.

8. Account Information.

(a) Legg Mason or its Designee will provide to Service Provider (A) daily confirmations of account activity on the next Business Day after the Business Day on which a transaction is effected; (B) monthly statements detailing activity in each Account; and (C) such other reports as are reasonably requested by Service Provider.

(b) As to each Fund, Legg Mason shall provide Service Provider with all distribution announcement information as soon as it is announced by each Fund. The distribution information shall set forth ex-dates, record dates, payable dates, distribution rates per share, record date share balances, cash and reinvested payment amounts and all other information reasonably requested by Service Provider. Where possible, Legg Mason shall provide Service Provider with direct or indirect systems access to Legg Mason's systems for obtaining such distribution information.

(c) Legg Mason shall give Service Provider at least two (2) Business Days prior notice (by wire or telephone followed by written confirmation) of any dividends or capital gain distributions payable on the Fund shares. Service Provider hereby elects to receive all such dividends and distributions as are payable on a Funds' shares in additional shares of that Fund. Service Provider reserves the right to revoke this election and to receive all such dividends and capital gain distributions in cash. Legg Mason shall notify the Service Provider of the ex-dividend date, the payable date, the Shares entitled to a dividend, the dividend rate per Share and the number of Shares to be issued as payment of such dividends no later than 4:00 p.m., Eastern Time, on the same Business Day that such dividend or distribution is made.

9. Other Plan and Participant Communications.

(a) If so requested by Service Provider, Legg Mason shall use its best efforts to review sales literature and other marketing materials prepared by Service Provider which relate to the Funds, provided that Legg Mason is provided at least five (5) Business Days to review the materials.

(b) Neither Legg Mason nor the Funds shall give any information or make any representations on behalf of the Service Provider or concerning Service Provider, each Account, or the Plans, other than the information or representations contained in the registration statement, prospectus or statement of additional information ("SAI") for the Plans, as such registration statement, prospectus and SAI may be amended or supplemented from time to time, or in published reports pertaining to the Plans which are in the public domain or approved by the Service Provider for distribution to Plan Participants, or in sales literature or other promotional material approved by Service Provider, except with the prior

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written permission of Service Provider. Service Provider agrees to respond to any request for approval within fifteen (15) Business Days of receipt of the request.

10. Compliance with Laws. Legg Mason and Service Provider and their
Designees shall comply with all laws, rules and regulations applicable to them in connection with the performance of each of their respective obligations under this Agreement, or applicable to the performance of each of their respective businesses.

11. Fund Expenses. Service Provider shall not bear any of the expenses for the cost of registration of the Funds' Shares; preparation and distribution of the Funds' prospectuses, SAIs, and any related supplements; proxy materials and reports; and preparation and distribution of other related statements and notices. No Party shall charge any other party a fee for wiring funds or for execution of purchases and sales under this Agreement.

12. Representations of Service Provider. Service Provider represents and warrants that the following are true and shall remain true through the term of this Agreement:

(a) Service Provider is a corporation duly organized and existing in good standing under the laws of the State of New York.

(b) Service Provider is authorized to enter into and perform all of its duties under this Agreement.

(c) Service Provider is not and shall not be a "fiduciary" with respect to the provision of the Services for any Plan as such term is defined in Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code").

(d) This Agreement constitutes a legal, valid and binding obligation of the Service Provider, and is fully enforceable against the Service Provider in accordance with its terms.

(e) To the extent applicable, Service Provider is registered with the appropriate securities authorities in all states in which its activities make such registration necessary.

(f) To the best of its knowledge, Service Provider is in material conformity with all applicable federal and state laws and related regulations.

(g) Service Provider is the owner of the shares in the Funds on behalf of the Plans and is authorized to act on behalf of each Plan effecting transactions in its Account.

13. Representations of Legg Mason. Legg Mason represents and warrants that the following are true and shall remain true through the term of this Agreement:

(a) Legg Mason is a corporation duly organized and existing in good standing under the laws of the State of Maryland.

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(b) Legg Mason is authorized to enter into and perform this Agreement as principal underwriter for the Funds.

(c) This Agreement constitutes a legal, valid and binding obligation of Legg Mason, and is fully enforceable against Legg Mason in accordance with its terms.

(d) The Funds and Fund Shares are registered under the 1940 and 1933 Acts respectively.

(e) The investment adviser of each Fund is an adviser registered under the InvestmentAdvisers Act of 1940, as amended.

(f) No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(g) To the best of its knowledge, Legg Mason is in material conformity with all applicable federal and state laws and related regulations.

14. Indemnification;

(a) Legg Mason and Service Provider (each an "Indemnitor") shall indemnify and hold harmless the other, including their respective affiliates (including, in the case of Legg Mason, the Funds), and each of their directors, trustees, officers, and employees (the "Indemnitees"), against any losses, claims, damages, liabilities or expenses to which the Indemnitees may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) directly arise out of or are directly based upon (i) the Indemnitor's negligence, willful misconduct or violation of applicable law in connection with the performance of its duties and obligations under this Agreement, or in connection with the execution of this Agreement; (ii) any breach by the Indemnitor of any material provision of this Agreement or of a representation, warranty, or covenant in this Agreement; and (iii) any "Disclosure Inadequacies" (as defined below) of the Indemnitor. The Indemnitor will reimburse the Indemnitees for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim or action. This indemnity agreement will be in addition to any other remedies which the Indemnitees may otherwise have and shall survive the termination of this Agreement. Where the Indemnitee receives a notice of a claim for which the Indemnitor may be required to indemnify the Indemnitee, the Indemnitee shall promptly give notice thereof to the Indemnitor; provided, however, that the obligation shall not be reduced on account of the failure or delay of the Indemnitee to give such notice. The Indemnitee may not settle any action without the written consent of the Indemnitor. The Indemnitor may not settle any action without the written consent of the Indemnitee unless such settlement completely and finally releases the Indemnitee from any and all liability. In either event, consent shall not be unreasonably withheld. The terms of this section shall survive the Termination of this Agreement.

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(b) A Disclosure Inadequacy of Legg Mason means any untrue or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact required to be stated to make a statement not misleading in light of the circumstances in which it is made, contained in a Fund registration statement under the 1933 Act, in a Fund prospectus, in a Fund SAI, or in any Fund sales literature or promotional material (including any amendment or supplement to any of the foregoing) or contained in other information furnished to Service Provider, in writing, for inclusion in a Plan prospectus, in a Plan SAI, or in Plan sales literature or promotional material, (including any amendment or supplement to any of the foregoing) or otherwise for distribution to existing or prospective Plan Participants; provided, however, that no such statement or omission, or alleged statement or omission, shall be considered to be a Disclosure Inadequacy of Legg Mason, if the statement or omission in question was based on and made in conformity with any information (A) included in a current prospectus or SAI for a Plan (as then supplemented), or (B) otherwise provided in writing by or on behalf of Equitable or the Separate Account for public disclosure. A Disclosure Inadequacy of Service Provider means any untrue or alleged untrue statement of a material fact, or any omission or alleged omission of a material fact required to be stated to make a statement not misleading in light of the circumstances in which it is made, contained in a Plan registration statement under the 1933 Act, in a Plan prospectus, in a Plan SAI, or in any Plan sales literature or promotional material (including any amendment or supplement to any of the foregoing) or contained in other information furnished to Legg Mason, in writing, for inclusion in a Fund prospectus, in a Fund SAI, or in Fund sales literature or promotional material, (including any amendment or supplement to any of the foregoing) or otherwise for distribution to existing or prospective Plan Participants; provided, however, that no such statement or omission, or alleged statement or omission, shall be considered to be a Disclosure Inadequacy of Service Provider, if the statement or omission in question was based on and made in conformity with any information
(A) included in a current prospectus or statement of additional information for a Fund (as then supplemented), or (B) otherwise provided in writing by or on behalf of Legg Mason or a Fund for public disclosure.

15. Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed to constitute or create a partnership, association, or joint venture or agency relationship among Service Provider and Legg Mason or the Funds.

16. Confidentiality. Each Party agrees to take all steps necessary to comply with all applicable laws, rules and regulations (including, without limitation, the Securities and Exchange Commission Regulation S-P) protecting the privacy of consumer nonpublic personal financial information disclosed to each Party under this Agreement. Service Provider and Legg Mason agree that all non-public records, information, and data relating to the business of the other (including customer names and information) that are exchanged or negotiated pursuant to this Agreement or in carrying out this Agreement shall remain confidential, and shall not be voluntarily disclosed by either party without the prior written consent of the other party, except as may be required by law or by such Party to carry out this Agreement or an order of a court, governmental agency or regulatory body. In addition, Legg Mason agrees that neither it nor its affiliates will use any information about Plan Participants,

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the Plans, Plan Representatives or employers that result from the relationship with Service Provider, as contemplated by this Agreement, in connection with any offer to sell or solicitation of any offer to buy any security or financial product service to or from any such person or entity.

17. Nonexclusivity. Nothing in this Agreement shall be construed or is intended to prohibit Legg Mason or the Funds from establishing a retirement plan administration or record keeping program or from entering into similar arrangements with other administrative or record keeping service providers. Nothing in this Agreement shall be construed or is intended to prohibit Service Provider from entering into similar arrangements with any other person or entity regarding other mutual funds or any other type of investment.

18. Termination. Either party may terminate this Agreement by providing one-hundred twenty (120) days prior written notice to the other Party. Notwithstanding the foregoing, either Party may terminate this Agreement (i) at any time by giving thirty (30) days prior written notice to the other Party in the event of a material breach of this Agreement by the other Party that is not cured during such thirty (30) day period, and (ii) at any time by giving written notice to the other Parties: (A) upon institution of formal proceedings relating to the legality of the terms and conditions of this Agreement by the National Association of Securities Dealers, Inc., the Securities and Exchange Commission or any other regulatory body provided that the terminating Party has a reasonable belief that the institution of formal proceedings is not without foundation and shall have a material adverse impact on the terminating party;
(B) in the event shares of a Fund are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium of the Plans (prompt notice shall be given by either Party to the other in the event the conditions of this provision occur);
(C) as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating Party; and, (D) at the option of the Parties, if a Party determines in its sole judgment, exercised in good faith, that the non-terminating Party has suffered a material adverse change in its business, operations or financial condition since the date of this Agreement or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operation either Party. In addition, this Agreement may be terminated with respect to any Fund at any time, without the payment of a penalty, by vote of the Board of Directors ("Board") of any Fund, by vote of those members of the Board who are not "interested persons" of the Fund as defined in the 1940 Act, or by vote of a majority of the outstanding voting securities of any Fund upon thirty (30) days written notice to Legg Mason and Service Provider.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (excluding conflict of laws principles) applicable to agreements fully executed and to be performed therein.

20. Assignment. This Agreement shall terminate automatically upon its assignment.

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21. Expenses. All expenses incident to the performance by each party of its respective duties under this Agreement shall be paid by that party, except as otherwise specifically set forth herein.

22. Written Notice. Except as otherwise provided herein, any notice required or permitted to be given hereunder shall be given both via phone call and in writing and shall be addressed and delivered to the Parties at the address set forth below, or such other address as may be designated by either Party by notice pursuant to the terms hereof.

    To: Equitable Life Assurance Society of the United States
        1290 Avenue of the Americas
        New York, New York 10104
        Attention: Gary Lineberry, Senior Vice President

    To: Legg Mason Wood Walker, Incorporated
        100 Light Street
        Baltimore, Maryland 21202
        Attention: The Legal and Compliance Department

23. Miscellaneous Legg Mason Obligations. At its own cost, Legg Mason will (a) prepare such periodic written reports as may reasonably be requested by the Service Provider on behalf of Service Provider's Board of Trustees and will arrange to send a representative of the Funds and of the Funds' investment advisers to the meetings of said Trustees, as requested; (b) provide training for Service Provider's sales and operations staffs, at the regular place of business of such staffs, with regard to the Funds, prior to the Service Provider, on behalf of its Separate Account, making the Funds available to Plan Participants, and, as necessary, thereafter; and, upon the reasonable request of a Party (the "Requesting Party") to another Party (the "Requested Party"), (c) the Requested Party shall provide the Requesting Party with copies of all the historical records relating to transactions contemplated under this Agreement that are maintained by the Requested Party in the ordinary course of its business, and as may enable the Requesting Party or its representatives, including without limitation its auditors or legal counsel, to (i) comply with any request of a governmental body or self-regulatory organization or the Plans,
(ii) verify compliance with the terms of this Agreement, (iii) make required regulatory reports, or (iv) perform general customer supervision.

24. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, such provision shall be fully severable, and this Agreement shall be enforced and construed as if such provision had never comprised a part of this Agreement.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.


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26. Headings. The headings used herein are for convenience only and shall not be used in construing or interpreting the provisions of this Agreement.

    IN WITNESS THEREOF, the undersigned has executed this Agreement by their duly authorized officers.

EQUITABLE LIFE ASSURANCE SOCIETY            LEGG MASON WOOD WALKER
OF THE UNITED STATES ON BEHALF OF            INCORPORATED
ITS SEPARATE ACCOUNT NUMBER 206

By: /s/                                     By:
   --------------------------                  -----------------------

Name:                                       Name:

Title: Senior Vice President                Title: Vice President





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                                   SCHEDULE A

                                    Fund(s)
                                    -------

Western Asset Core Portfolio - Institutional Class








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